Exhibit 99.1

Tripath Technology Inc. to Restate Financial Information for the Quarter Ended June 30, 2004

SAN JOSE, Calif.—(BUSINESS WIRE)—Jan. 28, 2005—Tripath Technology Inc. (Nasdaq:TRPH) announced today that the Company will restate certain financial information that was previously reported in the Company’s Form 10-Q for the quarter ended June 30, 2004. The decision was made by the Company’s Audit Committee based solely on the findings of the Company’s own internal investigation, which is ongoing, into the circumstances surrounding the transactions referenced in the Company’s Form 8-K dated October 18, 2004 and involves approximately $1.4 million of product. The Company is currently preparing the information relating to the restatement for filing pursuant to the requirements of the Securities and Exchange Commission.

About Tripath Technology Inc.

Based in San Jose, Calif., Tripath Technology Inc. is a fabless semiconductor company that focuses on providing highly efficient power amplification to the digital media consumer electronics and communications markets. Tripath owns the patented technology called Digital Power Processing (DPP(R)), which leverages modern advances in digital signal processing and power processing. Tripath’s current customers include, but are not limited to, companies such as Alcatel, Alpine, Hitachi, JVC, Sanyo, Sharp, Sony and Toshiba. For more information on Tripath please visit Tripath’s web site at www.tripath.com.

CONTACT:	Tripath Technology Inc.
Clarke Seniff, 408-750-6801
Clarke@tripath.com

SOURCE:	Tripath Technology Inc.